Exhibit 10.10	Form of Employee Stock Option Award Letter.

June 21, 2005

[Employee name & address]

Dear [Employee name]:

This award letter sets forth the terms and conditions of the stock option granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2005 Omnibus Incentive Plan (the “Plan”). The Option is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter.

1.	Grant of Option; Option Price

You have been granted an option (the “Option”) to purchase ______ shares of the Company’s Common Stock (“Common Stock”). The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The price at which you may purchase the shares of Common Stock covered by the Option is $_____ per share, which is the fair market value of a share on the date of grant of your Option.

2.	Term of Option

Your Option expires in all events on June 20, 2015. However, your Option may terminate prior to such expiration date as provided in paragraphs 6 and 7 of this award letter upon the occurrence of one of the events described in those paragraphs. Regardless of the provisions of paragraphs 6 and 7, in no event can your Option be exercised after the expiration date set forth in this paragraph 2.

3.	Exercisability of Option
(a)	Unless it becomes exercisable on an earlier date as provided in paragraphs 6 and 7 below, no portion of your Option can be exercised before December 21, 2005.
(b)

Unless it becomes exercisable on an earlier date as provided in paragraphs 6 and 7 below, your Option will become exercisable in full on December 21, 2005, provided that you are an employee of the Company or one of its subsidiaries on such date.

(c)	To the extent your Option has become exercisable, you may exercise the Option to purchase all or any part of such shares at any time on or before the date the Option expires or terminates.
4.	Exercise of Option

You may exercise your Option by giving written notice to the Company of the number of shares of Common Stock desired to be purchased. The notice must be hand delivered or mailed to the Company at 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042; Attention: Senior Vice President/Human Resources. The notice must be accompanied by either (i) payment in full of the option price, in cash or Common Stock, as provided in paragraphs 5(a) and 5(b) below, or any combination thereof, or (ii) the documents necessary to arrange for payment of the option price through the “cashless option exercise program,” as described in paragraph 5(c) below, if the Company has such a program in effect at the time of such exercise (and such program is available to executive officers and directors if you are an executive officer or director at the time of such exercise). A copy of the form of notice to be used in exercising your Option (the “Option Exercise Form”) is attached. Your Option will be deemed exercised on the date the Option Exercise Form (and required accompaniments) is hand delivered or, if mailed, postmarked.

5.	Satisfaction of Option Price
(a)	Payment of Cash. Your Option may be exercised by payment of the option price in cash (including check, bank draft, money order, or wire transfer to the order of the Company).
(b)

Payment of Common Stock. You may satisfy the option price by tendering shares of Common Stock you have owned for at least six months. The shares of Common Stock so tendered shall be valued at the mean between the highest and lowest quoted selling price, regular way, of the Common Stock on the Nasdaq National Market (or the principal exchange upon which the Common Stock is listed) for the day before the date of exercise or, if no such sale of Common Stock occurs on such date, the mean between the highest and lowest quoted selling price on the nearest trading date before such date. Only shares issued solely in your name may be tendered to exercise your Option. Fractional shares may not be tendered in satisfaction of the option price; any portion of the option price which is in excess of the aggregate fair market value of the number of whole shares tendered must be paid in cash. Any certificate(s) evidencing shares tendered in payment of the option price must be duly endorsed or accompanied by appropriate stock powers. If a certificate tendered in exercise of the Option evidences more shares than are required for satisfaction of the portion of the option price being paid in Common Stock, the excess number of shares will be issued to you.

(c)

Cashless Exercise. If the Company has in effect a cashless option exercise program at the time of your exercise (and such program is available to executive officers and directors if you are an executive officer or director at the time of such exercise) and you elect to exercise your Option under such program, you must comply with the procedures for satisfying the option price under such program as in effect at the time of such exercise. Please contact the Senior Vice President/Human Resources with inquiries about the cashless option exercise program.

6.	Termination of Employment
(a)	General. The following special rules apply to your Option in the event of your death, disability, retirement, or other termination of employment.
(i)

Termination of Employment for Cause. If the Company or a subsidiary terminates your employment for Cause, your Option will terminate on the date of such termination of employment. For purposes of this Agreement, “Cause” means (A) your willful failure to perform the duties of your employment, (B) your intentional engagement in dishonest conduct in connection with the performance of services or (C) your conviction of a felony.

(ii)

Voluntary Termination of Employment. If you voluntarily terminate your employment with the Company or a subsidiary other than upon Retirement (as defined below), your Option will terminate 60 days after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your employment.

(iii)

Termination Without Cause. If the Company or a subsidiary terminates your employment without Cause, your Option will terminate six months after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your employment.

(iv)

Death or Disability. If your employment terminates by reason of death or Disability, your Option will become fully exercisable upon such termination of employment and will terminate two years following such termination. For these purposes, “Disability” means that you have been unable to perform the essential functions of your employment due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Committee.

	(v)	Retirement. Upon your Retirement from the Company, your Option will become immediately exercisable in full. If you do not serve as a director of the Company, your Option will terminate two years following your Retirement. If you serve as a director of the Company following your Retirement, your Option will terminate two years after the termination of your service as a director. For purposes of this provision, “Retirement” means termination of employment with the Company and its subsidiaries either (i) after your attainment of age 65 with 5 years of service, or (ii) when your termination is preceded by at least 5 continuous years of service and the sum of your age plus years of service equals or exceeds 75 years. For purposes of this definition, “years of service” refers to “vested service” with the Company or its subsidiaries as determined under the Retirement Plan of Flushing Savings Bank, FSB.

(b)

Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

7.	Change in Control

Your Option will become immediately exercisable in full upon the occurrence of a Change in Control (as defined in the Plan), if you are an employee of the Company or its subsidiaries at the time of such Change in Control. Notwithstanding the provisions of paragraph 6, following a Change in Control your Option will terminate one year after any termination of your employment in the circumstances described in paragraph 6(a)(ii) or 6(a)(iii).

8.	Income Tax Withholding
(a)

You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to your Option. If you exercise your Option by payment of cash or Common Stock, you must satisfy the withholding obligation by making a cash payment to the Company of the required amount. If you exercise your Option under the cashless option exercise program, if available, any required withholding taxes will be retained by the Company from the proceeds of the sale of your shares. If you fail to satisfy the withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(b)

The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported on your Form W-2 in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

9.	Administration of the Plan

The Plan is administered by the Committee. The Committee has authority to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

10.	Non-transferability of Option

You may not sell, transfer, assign or pledge your Option or any rights under this award, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraphs 2 and 6) by the legal representative of your estate.

11.	Amendment and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the Option granted by this letter, in specified circumstances. Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this Option, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A of the Code (the limitations on deferred compensation added by the American Jobs Creation Act of 2004).

12.	Effect on Other Benefits

Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under the Company’s other benefit plans.

13.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock upon exercise of your Option if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

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Please sign and return the enclosed copy of this letter to the Company’s Senior Vice President/Human Resources to acknowledge your acceptance of this award. This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Anna M. Piacentini

Senior Vice President and

Corporate Secretary

ACCEPTED:

___________________________

OPTION EXERCISE FORM

____________________

Date

Flushing Financial Corporation

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

Attention:	Senior Vice President/Human Resources

Ladies and Gentlemen:

I hereby exercise the following stock options granted to me under the Company’s 2005 Omnibus Incentive Plan as indicated below:

Date of Option Grant	No. of Shares	Option Price Per Share	Total Option Price
___________	___________	___________	_________

In satisfaction of the total option price, I hereby elect the following:

___	(1) I enclose cash or check for $__________ payable to Flushing Financial Corporation.
___

(2) I have transferred to the Company’s treasury account, or hereby enclose certificates representing, ___________ shares of Common Stock of Flushing Financial Corporation. I understand that the shares of Common Stock will be valued as described in my option award letter.

___

(3) I authorize payment of the total option price through the sale under the cashless option exercise program (if available to me at the time of exercise) of all the shares subject to my option. Enclosed are the documents required to be executed in respect of such program. I understand that I will receive only the proceeds from the sale of such shares (minus the amount of required tax withholding and the applicable commissions and fees under the cashless option exercise program), and will not receive any shares upon this option exercise.

___

(4) I authorize payment of the total option price through the sale under the cashless option exercise program (if available to me at the time of exercise) of only a sufficient number of shares subject to my option to pay the total option price, the amount of required tax withholding and the applicable commissions and fees under the cashless option exercise program. Enclosed are the documents

2

required to be executed in respect of such program. I understand that I will receive only the remaining shares subject to my option after the sale of the number of shares necessary to make the payments described in the first sentence of this paragraph.

I will, if requested, give the Company such undertakings and agree to the placing of such legends on the stock as may be required by the Company to assure compliance with any federal or state securities law, and pay to the Company the amount of federal, state and local taxes required to be withheld, as determined by the Company.

It is my intention that this letter and my payment of the option price shall constitute an agreement between Flushing Financial Corporation and me for the sale by the Company and the purchase by me of the number of shares stated at the price indicated, and that this agreement shall be binding upon us as of the date this letter is postmarked, or if delivery is by hand, on the date so delivered.

Very truly yours,

Signature

Print or type name

(name to be used for registration of shares)

I hereby request that you electronically transfer any shares issued to me in connection with my exercise of the above stock options to the following financial institution instead of delivering the shares to me.

Name of Institution

Person to Whose Attention Stock

Should be Sent

Street Address

City, State and Zip Code